Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, CFO and Treasurer
Insteel Industries, Inc.
(336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS SECOND QUARTER FINANCIAL RESULTS

MOUNT AIRY, N.C., April 21, 2016 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced financial results for its second quarter ended April 2, 2016.

Second Quarter 2016 Results

Net earnings for the second quarter of fiscal 2016 increased to $7.2 million, or $0.38 per share from $2.5 million, or $0.14 per share in the same period a year ago. The second quarter results for the prior year include a net gain from insurance proceeds and restructuring charges, which, in the aggregate, increased pre-tax earnings by $1.3 million and net earnings per share by $0.04.

Insteel’s second-quarter results were favorably impacted by widening spreads between selling prices and raw material costs together with higher shipments and lower conversion costs relative to the prior year quarter.

Net sales increased 5.5% to $107.4 million from $101.8 million in the prior year quarter benefiting from the milder winter weather in many regions of the country. Shipments increased 20.1% from the prior year quarter while average selling prices decreased 12.1%. On a sequential basis, shipments increased 23.1% from the first quarter of fiscal 2016 while average selling prices decreased 5.6%.

Operating activities provided $11.4 million of cash compared with $7.7 million in the prior year quarter primarily due to the increase in earnings. Net working capital provided $0.4 million of cash compared with $2.7 million in the prior year quarter. Capital expenditures increased to $3.4 million from $1.1 million in the prior year quarter.

Six Month 2016 Results

Net earnings for the first six months of fiscal 2016 increased to $13.9 million, or $0.73 per diluted share from $6.7 million, or $0.36 per share in the same period a year ago. The six-month results for the prior year include a net gain from insurance proceeds and restructuring charges, which, in the aggregate, increased pre-tax earnings by $1.3 million and net earnings per share by $0.04.

Net sales decreased 5.9% to $199.8 million from $212.4 million in the prior year period, reflecting a 5.1% increase in shipments offset by a 10.5% decrease in average selling prices.

Operating activities provided $23.7 million of cash while using $1.8 million in the prior year period primarily due to the relative changes in net working capital and the increase in earnings. Net working capital provided $1.1 million of cash while using $15.3 million in the prior year period. Capital expenditures were $4.3 million compared with $4.6 million in the prior year period and are expected to increase to approximately $20.0 million for fiscal 2016 largely due to outlays related to the expansion of the Houston prestressed concrete strand (“PC strand”) facility. Insteel paid a special cash dividend during the quarter totaling $18.6 million, or $1.00 per share.

(MORE)

1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Balance Sheet and Liquidity

Insteel ended the quarter debt-free with $36.4 million of cash and cash equivalents, and no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“Looking ahead to the second half of the fiscal year, we should benefit from the continuation of the favorable trends in our nonresidential construction end-markets together with the usual seasonal upturn in demand,” commented H.O. Woltz III, Insteel’s president and CEO. “As we move further into the year, we also expect the federal funding provided for under the recently passed FAST Act will begin to have a more pronounced impact on the infrastructure-related portion of our business.

“We are pleased with the considerable progress that was made during the quarter on the upgrading and expansion of our Houston PC strand facility. The first phase of the project remains on track to be completed by the end of the first fiscal quarter of 2017 and is expected to reduce our annual operating costs by approximately $5 million. We are also moving forward on the addition of a third production line at the facility that is anticipated to start up during fiscal 2017 following the successful completion of the first phase of the project.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its second quarter financial results. A live webcast of this call can be accessed on Insteel’s website at http://investor.insteel.com/events.cfm and will be archived for replay until the next quarterly conference call.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including engineered structural mesh (“ESM”), concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although Insteel believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and Insteel can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks and uncertainties are discussed in detail in Insteel’s periodic and other reports and statements that it files with the U.S. Securities and Exchange Commission (the “SEC”), in particular in its Annual Report on Form 10-K for the year ended October 3, 2015. You should carefully review these risks and uncertainties.

(MORE)

All forward-looking statements attributable to Insteel or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and Insteel does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law. It is not possible to anticipate and list all risks and uncertainties that may affect Insteel’s future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which Insteel operates; reduced spending for nonresidential and residential construction and the impact on demand for Insteel’s products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for Insteel’s products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for Insteel, its customers and the construction industry as a whole; fluctuations in the cost and availability of Insteel’s primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and Insteel’s ability to raise selling prices in order to recover increases in wire rod costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or Insteel’s products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of weak demand and reduced capacity utilization levels on Insteel’s unit manufacturing costs; Insteel’s ability to further develop the market for ESM and expand its shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact Insteel’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of Insteel’s operating costs; and the other risks and uncertainties discussed in Insteel’s Annual Report on Form 10-K for the year ended October 3, 2015 and in other filings made by Insteel with the SEC.

(MORE)

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	April 2,	March 28,	April 2,	March 28,
	2016	2015	2016	2015

Net sales	$107,414	$101,767	$199,805	$212,395
Cost of sales	88,799	93,065	164,767	191,650
Gross profit	18,615	8,702	35,038	20,745
Selling, general and administrative expense	7,636	5,975	13,971	11,627
Restructuring charges, net	100	333	25	333
Other expense (income), net	29	(1,599)	(85)	(1,639)
Interest expense	40	114	81	208
Interest income	(32)	(4)	(50)	(4)
Earnings before income taxes	10,842	3,883	21,096	10,220
Income taxes	3,690	1,339	7,236	3,526
Net earnings	$7,152	$2,544	$13,860	$6,694

Net earnings per share:
Basic	$0.38	$0.14	$0.75	$0.36
Diluted	0.38	0.14	0.73	0.36

Weighted average shares outstanding:
Basic	18,678	18,404	18,601	18,391
Diluted	19,015	18,822	18,949	18,821

Cash dividends declared per share	$0.03	$0.03	$1.06	$0.06

(MORE)

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)			(Unaudited)
	April 2,	January 2,	October 3,	March 28,
	2016	2016	2015	2015
Assets
Current assets:
Cash and cash equivalents	$36,402	$45,619	$33,258	$6,172
Accounts receivable, net	48,578	40,368	46,782	44,025
Inventories	56,574	69,065	66,009	83,439
Other current assets	2,563	2,547	5,309	4,887
Total current assets	144,117	157,599	151,358	138,523
Property, plant and equipment, net	83,788	83,144	84,178	87,164
Intangibles, net	9,641	9,931	10,220	10,821
Goodwill	6,965	6,965	6,965	6,965
Other assets	7,813	7,681	7,518	10,076
Total assets	$252,324	$265,320	$260,239	$253,549

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$30,654	$31,467	$32,182	$36,076
Accrued expenses	9,096	12,033	13,644	6,727
Dividends payable	-	18,600	-	-
Total current liabilities	39,750	62,100	45,826	42,803
Long-term debt	-	-	-	10,000
Other liabilities	13,498	13,814	14,198	14,925
Shareholders' equity:
Common stock	18,786	18,600	18,466	18,436
Additional paid-in capital	65,370	62,475	60,967	60,156
Retained earnings	117,066	110,477	122,928	109,019
Accumulated other comprehensive loss	(2,146)	(2,146)	(2,146)	(1,790)
Total shareholders' equity	199,076	189,406	200,215	185,821
Total liabilities and shareholders' equity	$252,324	$265,320	$260,239	$253,549

(MORE)

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	April 2,	March 28,	April 2,	March 28,
	2016	2015	2016	2015
Cash Flows From Operating Activities:
Net earnings	$7,152	$2,544	$13,860	$6,694
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:
Depreciation and amortization	2,878	2,928	5,620	5,797
Amortization of capitalized financing costs	16	25	32	51
Stock-based compensation expense	1,047	831	1,276	1,273
Deferred income taxes	(344)	(107)	871	828
Asset impairment charges	20	237	20	237
Excess tax benefits from stock-based compensation	(571)	(147)	(824)	(147)
Loss (gain) on sale and disposition of property, plant and equipment	31	(1,602)	(208)	(1,679)
Increase in cash surrender value of life insurance policies over premiums paid	(103)	(147)	(96)	(283)
Net changes in assets and liabilities (net of assets and liabilities acquired):
Accounts receivable, net	(8,210)	(3,337)	(1,796)	7,023
Inventories	12,491	4,025	9,435	(1,540)
Accounts payable and accrued expenses	(3,844)	1,983	(6,503)	(20,733)
Other changes	787	452	2,061	651
Total adjustments	4,198	5,141	9,888	(8,522)
Net cash provided by (used for) operating activities	11,350	7,685	23,748	(1,828)

Cash Flows From Investing Activities:
Capital expenditures	(3,393)	(1,072)	(4,334)	(4,587)
Acquisition of intangible asset	-	(1,460)	-	(1,460)
Acquisition of business	-	69	-	480
Proceeds from fire loss insurance	-	1,613	-	1,613
Proceeds from sale of assets held for sale	-	-	180	-
Proceeds from sale of property, plant and equipment	-	-	60	89
Proceeds from surrender of life insurance policies	-	-	40	40
Increase in cash surrender value of life insurance policies	(45)	(196)	(264)	(196)
Net cash used for investing activities	(3,438)	(1,046)	(4,318)	(4,021)

Cash Flows From Financing Activities:
Proceeds from long-term debt	107	12,717	172	60,474
Principal payments on long-term debt	(107)	(12,717)	(172)	(50,474)
Cash dividends paid	(19,163)	(553)	(19,722)	(1,104)
Cash received from exercise of stock options	1,760	176	3,252	176
Excess tax benefits from stock-based compensation	571	147	824	147
Payment of employee tax withholdings related to net share transactions	(297)	(248)	(629)	(248)
Financing costs	-	-	(11)	-
Net cash provided by (used for) financing activities	(17,129)	(478)	(16,286)	8,971

Net increase (decrease) in cash and cash equivalents	(9,217)	6,161	3,144	3,122
Cash and cash equivalents at beginning of period	45,619	11	33,258	3,050
Cash and cash equivalents at end of period	$36,402	$6,172	$36,402	$6,172

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$77	$-	$93
Income taxes, net	6,339	3,358	8,533	3,403
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	369	227	369	227
Restricted stock units and stock options surrendered for withholding taxes payable	297	248	629	248

###